Exhibit 10.1

SEPARATION AGREEMENT

Effective this 11th day of September, 2019, Joseph Stough, a resident of the State of Louisiana (“you”), and Waitr Holdings Inc., a Delaware corporation (the “Company”), hereby enter into this Separation Agreement (this “Agreement”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings given to them in your offer letter with the Company dated November 15, 2018 (the “Offer Letter”).

WHEREAS, you presently serve as the President of the Company pursuant to your Offer Letter; and

WHEREAS, you have provided notice to the Company of your resignation from your employment as President of the Company, effective as of the Separation Date (defined below).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. Termination of Employment. The last date of your employment with the Company is September 11, 2019 (the “Separation Date”).  Effective as of the Separation Date, all of your positions with the Company and its affiliates shall automatically terminate, including, without limitation, your position as President of the Company. Other than as provided in Section 2, the Separation Date will be the termination date of your employment for purposes of active coverage and participation in all benefit plans and programs sponsored by the Company.  You will be paid all Accrued Amounts due to you through the Separation Date in accordance with the Offer Letter.

2. Severance Payments. Subject to and conditioned on your execution and non-revocation of this Agreement and the general release of claims (the “General Release”), in the form attached hereto as Exhibit A, on or before the expiration of the consideration period set forth in the General Release, the Company will provide you with the following (collectively, the “Separation Benefits”):

a. From the Separation Date through the earlier of (i) March 11, 2020, and (ii) the consummation of a Change in Control (as defined in the Plan), you will continue to receive Base Salary installments at the rate in effect as of the Separation Date, less applicable deductions and withholdings, in accordance with the Company’s customary payroll practices and applicable wage payment laws.

b. From the Separation Date until the earliest of: (i) March 11, 2020; (ii) the date you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you receive substantially similar coverage from another employer or other source, the Company shall continue to provide medical coverage, and pay the employer expense, as was provided immediately prior to the Separation Date. Notwithstanding the foregoing, if the Company’s making payments under this Section 2(d) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care

Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 2(d) in a manner as is necessary to comply with the ACA.

3. Revocation Period. You acknowledge and agree that your receipt of the Separation Benefits is subject to your execution and non-revocation of the General Release, and that this Agreement will be neither effective nor enforceable, nor will the Separation Benefits be paid hereunder, unless the applicable revocation period under the General Release expires without your revocation thereof.

4. Sole and Exclusive Benefits. This Agreement provides for the sole and exclusive benefits for which you are eligible as a result of your separation of service with the Company, except as otherwise required by law, and you shall not be eligible for any contractual benefits under any other agreement or arrangement providing for benefits upon a separation from service, including, but not limited to, the Offer Letter and any payments under any severance plan, policy or program of Employer.

5. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Louisiana, without regard to conflicts of laws principles.

6. Entire Agreement. This Agreement, together with the General Release, sets forth the entire agreement between you and the Company, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter, including, without limitation, the Offer Letter; provided, however, that nothing in this Agreement is intended to or shall be construed to limit, impair or terminate any obligation you may have pursuant to any cooperation, non-competition, non-solicitation, confidentiality, intellectual property, non-disparagement or other restrictive covenant agreements that have been signed by you where such agreements by their terms continue after your employment with the Company ends, including, without limitation, Sections 6, 7, 8, and 9 (and the related enforcement provisions) set forth in the Offer Letter, which Sections shall continue in full force and effect in accordance with their terms.

7. Successors and Assigns. This Agreement shall be binding on the Company and you and upon its and your respective heirs, representatives, successors and assigns, and shall run to the benefit of the Company and its respective heirs, representatives, successors and assigns and you and your respective heirs, representatives, successors and assigns.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. An electronic (including PDF) or photocopy of this Agreement shall be as binding as the original, manually executed document.

[Signature Page to Follow]

COMPANY:

WAITR HOLDINGS INC.

By: /s/ Damon Schramm

Name: Damon Schramm

Title: Chief Legal Officer

EXECUTIVE:

/s/ Joseph Stough

Joseph Stough

Date: September 11, 2019

Exhibit A

General Release

You, Joseph Stough, in consideration of and subject to the performance by Waitr Holdings Inc. (the “Company”) of its obligations under the Separation Agreement, dated as of September 11, 2019, by and between you and the Company (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all of its parent, subsidiary, and affiliated companies (“Related Entities”) and all current or former employees, officers, directors, agents, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, assigns, successors-in-interest, joint venturers, and/or affiliated persons of the Company or of any of the Related Entities (“Related Persons”) to the extent provided below. Your employment with the Company will terminate, or has terminated, effective as of September 11, 2019 (the “Separation Date”).

1. You understand that any benefits paid or granted to you under Section 2 of the Agreement represents consideration for your signing this General Release. You understand and agree that you will not receive the benefits specified in Section 2 of the Agreement unless you execute and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2. You (on behalf of yourself and all of your heirs, assigns, legal representatives, successors-in-interest, or any person claiming through you) hereby release and discharge any claim, charge, complaint, demand, dispute, or liability of any kind that relates to or involves your employment (or termination) by the Company and/or your separation from the Company, except those claims that may arise from any breach of this Agreement by the Company. This release and discharge includes claims which you have had or now have against the Company or against any other business that is related to the Company, including, but not limited to the Related Entities or against any of the Related Persons. The claims being released by you include, but are not limited to, any and all claims for pay, benefits, damages, fees and costs, or any other relief that may be or could have been asserted in any legal or administrative proceeding under federal law, including, but not limited to, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.A. §§ 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.A. §§ 2000 et seq., 42 U.S.C.A. § 1981, the Americans With Disabilities Act, as amended, 42 U.S.C.A. App. §§ 12101 et seq., the Family and Medical Leave Act, 29 U.S.C.A. §§ 2611 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.A. App. §§ 1.001 et seq.; or under any state or local statute or regulation, Act or law similar to the federal laws; or any claim for tortious conduct, including, but not limited to, defamation or slander, infliction of emotional distress, negligence, interference with contract, or for breach of contract or equitable relief. In short, you knowingly and voluntarily release any and all claims you have had or may have against the Company, the Related Entities and the Related Persons, in accordance with the terms set forth herein. Notwithstanding the foregoing and/or for the avoidance of doubt, nothing in this General Release shall release or impair (i) your right to enforce the terms of the Agreement or this General Release, (ii) any rights you may have to receive benefits that have accrued and vested prior to the date of this General Release, (iii) any rights you may have to indemnification pursuant to the Company’s directors and officers liability insurance policy currently in effect, the Company’s bylaws, your Offer Letter, or applicable law, (iv) your rights as a shareholder in the Company, including without limitation by law or under any agreement governing the rights of shareholders; or (v) any rights that cannot be waived under applicable law.

3. You and the Company acknowledge and agree that this General Release does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act of 1967 which arise after the date you execute this General Release.

4. You and the Company acknowledge and agree that this General Release does not release, waive, or discharge any right you may have to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, or any other government agency charged with the enforcement of any law. Moreover, nothing in this General Release is intended to or shall interfere with your right to participate in a proceeding with any appropriate federal, state, or local agency enforcing discrimination laws, nor shall this General Release prohibit you from cooperating with any such agency in its investigation, provided that if any such agency or any third party obtains an award of damages from the Company on your behalf, you agree to turn over any such amounts to the Company.

5. This Agreement will be construed and interpreted in accordance with the laws of the State of Louisiana, without regard to conflicts of laws principles.

6. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. An electronic (including PDF) or photocopy of this Agreement shall be as binding as the original, manually executed document.

7. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. You understand that you have been given twenty-one (21) days from the receipt of this General Release to consider it, and that you may revoke this General Release within seven (7) calendar days of your execution thereof by delivery and receipt of a written notice of revocation to Damon Schramm, the Company’s General Counsel, by midnight on or before the seventh (7th) calendar day after you deliver an executed copy of this General Release. Provided that you execute and do not revoke this General Release, this General Release shall become effective on the eighth (8th) calendar day after the date on which you sign this General Release.

BY SIGNING THIS GENERAL RELEASE, YOU REPRESENT AND AGREE THAT:

(a)	YOU HAVE READ IT CAREFULLY;
(b)	YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND YOU HAVE DONE SO OR, AFTER CAREFUL READING AND

CONSIDERATION, YOU HAVE CHOSEN NOT TO DO SO OF YOUR OWN VOLITION;
(c)	YOU HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF YOUR RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT;
(d)

YOU UNDERSTAND THAT YOU HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT; THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED; AND THAT REVOCATION CAN BE MADE BY DELIVERY AND RECEIPT OF WRITTEN NOTICE AS DESCRIBED ABOVE;

(e)	YOU HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY FOR GOOD AND VALUABLE CONSIDERATION AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE YOU WITH RESPECT TO IT; AND
(f)

YOU AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY YOU.

PLEASE READ THIS AGREEMENT CAREFULLY.

THIS GENERAL RELEASE INCLUDES A

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

COMPANY:

WAITR HOLDINGS INC.

By: /s/ Damon Schramm

Name: Damon Schramm

Title: Chief Legal Officer

EXECUTIVE:

/s/ Joseph Stough

Joseph Stough

Date: September 11, 2019